Exhibit 99.1

Walmart Agrees to Acquire Jet.com, One of the Fastest Growing e-Commerce Companies in the U.S.

Deal Positions Walmart for Expanded e-Commerce Growth and Customer Reach

BENTONVILLE, Ark. and HOBOKEN, N.J. - (Aug. 8, 2016) Wal-Mart Stores, Inc. and Jet.com, Inc. today announced they have entered into a definitive agreement for Walmart to acquire Jet for approximately $3 billion in cash, a portion of which will be paid over time. Additionally, $300 million of Walmart shares will be paid over time as part of the transaction.
The acquisition will build on and complement the significant foundation already in place to serve customers across the Walmart app, site and stores and position the company for even faster e-commerce growth in the future by expanding customer reach and adding new capabilities. The acquisition, which is subject to regulatory approval, has been approved by the Boards of Directors for both companies and is expected to close this calendar year.
“We’re looking for ways to lower prices, broaden our assortment and offer the simplest, easiest shopping experience because that’s what our customers want,” said Doug McMillon, president and CEO, Wal-Mart Stores, Inc. “We believe the acquisition of Jet accelerates our progress across these priorities. Walmart.com will grow faster, the seamless shopping experience we’re pursuing will happen quicker, and we’ll enable the Jet brand to be even more successful in a shorter period of time. Our customers will win. It’s another jolt of entrepreneurial spirit being injected into Walmart.”
Jet is among the fastest growing and most innovative e-commerce companies in the U.S., with an experienced leadership team led by co-founder and CEO Marc Lore, together with fellow co-founders Mike Hanrahan and Nate Faust. Among other things, Lore previously co-founded and led Quidsi, the parent company of e-commerce sites Diapers.com, Soap.com and Wag.com. With the help of Faust and Hanrahan, Lore grew Quidsi into a prominent and successful business that was ultimately sold. The acquisition of Jet will infuse Walmart with fresh ideas and expertise, as well as an attractive brand with proven appeal, especially with Millennials, the first generation of true digital natives. Among other things, Jet has:

•	Demonstrated ability to scale with speed, reaching $1 billion in run-rate Gross Merchandise Value (GMV) and offering 12 million SKUs in its first year.

•	A growing customer base of urban and millennial customers with more than 400,000 new shoppers added monthly and an average of 25,000 daily processed orders.

•
Best-in-class technology that rewards customers in real time with savings on items that are bought and shipped together, thereby reducing the supply-chain and logistics costs often buried in the price of goods.

•	A select group of more than 2,400 retailer and brand partners tailored to create an attractive and distinctive assortment for consumers.

“We started Jet with the vision of creating a new shopping experience,” Lore said. “Today, I couldn’t be more excited that we will be joining with Walmart to help fuel the realization of that vision. The combination of Walmart’s retail expertise, purchasing scale, sourcing capabilities, distribution footprint, and digital assets - together with the team, technology and business we have built here at Jet - will allow us to deliver more value to customers.”
Walmart and Jet will maintain distinct brands, with Walmart.com focusing on delivering the company’s Everyday Low Price strategy, while Jet will continue to provide a unique and differentiated customer experience with curated assortment. Walmart and Jet will leverage innovative technology solutions from both companies to develop new offerings to help customers save time and money.
Walmart believes it will obtain the necessary regulatory approvals to complete the transaction and both companies intend to make all necessary filings in the near future.

As a reminder, Walmart will release its second quarter earnings on Thursday, Aug. 18, 2016.

Financial advisors to Walmart on this transaction were Allen & Company and J.P. Morgan Securities LLC.
About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,527 stores under 63 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482 billion, Walmart employs more than 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.
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Forward Looking Statements
The statements in this press release regarding the impact of this acquisition and the anticipated closing date are believed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Act”), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act. These forward-looking statements are subject to certain risks, uncertainties and other factors.